                                                                 Exhibit 12.1

                  STATEMENTS REGARDING COMPUTATION OF RATIOS

  Our earnings were insufficient to cover fixed charges in each of the years in the three-year period ended December 31, 1997. Additional earnings of $6.4 million, $3.1 million and $3.6 million were necessary to provide a 1:1 coverage ratio for December 31, 1995, 1996 and 1997, respectively. For the purpose of these calculations, "earnings" consist of income before taxes, plus fixed charges, and "fixed charges" consist of interest expense incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payments under leases.

                               Year Ended                           Year Ended
                              December 31,        Month Ended -----------------------
                          ----------------------  January 31, January 31, January 30,
                           1995    1996    1997      1998        1999        2000
                          ------  ------  ------  ----------- ----------- -----------
Income (loss) before in-
 come taxes.............  (6,377) (3,077) (3,589)    1,481       4,487      56,166
Add fixed charges.......      65     298     352        41         602         832
                          ------  ------  ------     -----       -----      ------
Earnings (as defined)...  (6,312) (2,779) (3,237)    1,522       5,089      56,998
                          ======  ======  ======     =====       =====      ======
Fixed Charges:
  Interest expense......     --      216     267        31         291         332
  Estimated interest
   component of rent
   expense..............      65      82      85        10         311         500
                          ------  ------  ------     -----       -----      ------
Total fixed charges.....      65     298     352        41         602         832
                          ======  ======  ======     =====       =====      ======
Ratio of earnings to
 fixed charges..........     --      --      --        37x          8x         68x